Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Athersys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	5,685,000(2)	$0.85(3)	$4,832,250(3)	$110.20 per $1 million	$532.51
Total Offering Amounts					$4,832,250		$532.51
Total Fee Offsets							—
Net Fee Due							$532.51

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock issuable upon exercise of certain warrants, to be held by certain of the selling stockholders identified herein.

(3) Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $0.78 per share as of May 17, 2023 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

The Registrant is not relying on Rule 457(p) under the Securities Act to offset any of the filing fee due with respect to the Registration Statement to which this exhibit relates, so no information is provided under this Table 2.